Exhibit 99.1

1660 Wynkoop Street, Suite 1000
Denver Colorado 80202-1132
Phone: (303) 573-1660
Fax: (303) 595-9385
Email: info@royalgold.com
www.royalgold.com

News Release

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:

Karen Gross, Vice President and Corporate Secretary
(303) 573-1660
ROYAL GOLD REPORTS INCREASED NET INCOME AND
FREE CASH FLOW FOR THIRD QUARTER OF FISCAL 2007
■	Net income increases 75% on per share basis

■	Free cash flow* increases 144%
     DENVER, COLORADO. MAY 3, 2007: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL), the leading publicly-traded precious metals royalty company, today announced fiscal third quarter 2007 net income of $3.4 million, or $0.14 per basic share, on royalty revenue of $11.2 million. This compares to net income for the third quarter of fiscal 2006 of $1.8 million, or $0.08 per basic share, on royalty revenue of $5.8 million.
     Net income for the nine-month period ended March 31, 2007, was $14.0 million, or $0.59 per basic share, on royalty revenue of $34.0 million. This compares to net income of $7.8 million, or $0.34 per basic share, for the nine-month period ended March 31, 2006, on royalty revenue of $20.2 million.
     Free cash flow for the quarter was approximately $8.3 million, accounting for 74% of revenues. This compares to free cash flow for the third quarter of fiscal 2006 of approximately $3.4 million or 59% of revenues. For the nine-month period ended March 31, 2007, free cash flow was approximately $26.6 million, or 78% of revenues, compared with free cash flow for the same period ended March 31, 2006, of approximately $14.0 million, or 69% of revenues.

*	The Company defines free cash flow, a non-GAAP financial measure, as operating income plus depreciation, depletion and amortization, non-cash charges and impairment of mining assets, if any, less minority interest in income from consolidated subsidiary (see, Schedule A).

     As of March 31, 2007, the Company had a working capital surplus of $22.8 million. Current assets were $28.5 million (including $19.2 million in cash) compared to current liabilities of $5.7 million resulting in a current ratio of 5 to 1.
     During the third fiscal quarter, we determined that the partnership that owns the NVR1 royalty at Pipeline, and in which Royal Gold holds a 31.6% economic interest, should have been previously consolidated in our financial statements under the rules for consolidating variable interest entities. Therefore, we have consolidated the partnership resulting in an increase in reported revenue and assets, offset by minority interest expense and liability, There was no impact to net income, earnings per share, free cash flow or shareholders’ equity. (See Schedule A).
     Also, during the quarter, the Company announced the proposed acquisition of Battle Mountain Gold Exploration Corporation. Definitive merger agreement documents were signed on April 17, 2007, and the transaction is expected to close subject to Battle Mountain shareholder approval, satisfactory completion of due diligence, receipt of any regulatory approvals, and satisfaction of customary conditions.
     In April 2007, Royal Gold raised $111 million, net of fees and expenses, in a public offering of common stock. We retired the outstanding balance under our credit facility, and now have a cash balance of $73 million, with a total of $144 million available including our line of credit.
     “Our royalty portfolio continues to produce very strong financial results,” commented Tony Jensen, President and CEO. “We have executed on our growth strategy resulting in an expanded and diversified suite of royalties. During the third quarter, we closed on the Penasquito and Pascua-Lama transactions, both development-stage properties, and announced the proposed acquisition of Battle Mountain Gold Exploration Company. These acquisitions have translated into substantial growth in both gold and silver reserves subject to our royalties that we expect to create additional long-term value for our shareholders. Our strong cash position and line of credit provides us the financial flexibility to fund additional growth opportunities.”

REVIEW OF OPERATIONS
SJ Claims — Goldstrike Mine (Eureka County, Nevada)
     Royal Gold holds a 0.9% net smelter return (“NSR”) royalty covering a portion of the Betze-Post mine, known as the SJ Claims. The Betze-Post mine, which is a part of the larger Goldstrike operation, is an open pit mine operated by Barrick Goldstrike Mines Inc., a subsidiary of Barrick Gold Corporation (“Barrick”).
     During the third quarter of fiscal 2007, metal sales attributable to our royalty at the SJ Claims were 279,300 ounces of gold providing approximately $1.6 million in royalty revenue. This compares with metal sales of 261,602 ounces of gold, providing about $1.3 million in royalty revenue to Royal Gold, for the same quarter in fiscal 2006.
Leeville Mining Complex (Eureka County, Nevada)
     Royal Gold holds a 1.8% carried working interest, which calculates as an NSR royalty covering a majority of the underground Leeville Mining Complex (“Leeville”). Newmont Mining Corporation is the owner and operator of Leeville.
     During the third quarter of fiscal 2007, metal sales attributable to our royalty at Leeville were 49,464 ounces of gold providing royalty revenue to Royal Gold of approximately $621,000. This compares with metal sales of 25,582 ounces of gold providing about $252,000 in royalty revenue to Royal Gold, for the same quarter in fiscal 2006.
Pipeline Mining Complex (Lander County, Nevada)
     At the Pipeline Mining Complex, the Company holds two sliding-scale gross smelter return royalties (“GSR1” and “GSR2”), a fixed-rate gross smelter return royalty (“GSR3”), and a net value royalty (“NVR1”). The GSR1 royalty covers a majority of the Pipeline and South Pipeline deposits and the GSR2 (“Super”) royalty covers the Crossroads area and a portion of the Gap deposit. The GSR2 royalty pays out at a rate that is 80% higher than that of GSR1, at all gold prices. The GSR3 royalty rate is fixed at 0.71% for the life of the mine and covers the same area as GSR1 and GSR2 combined. The 0.39% NVR1 royalty, net of minority interest, covers production from the GAS Claims, an area of interest of approximately 4,000 acres that includes the South Pipeline deposit and Crossroads area, but excludes the Pipeline deposit. Current production from the Pipeline Mining Complex is subject to all four royalties.
     The Pipeline Mining Complex is owned by the Cortez Joint Venture (“Cortez”), a joint venture between Barrick Cortez Inc. (60%), a subsidiary of Barrick, and Kennecott Explorations (Australia) Ltd. (40%), a subsidiary of Rio Tinto, plc. Cortez is managed by Barrick Gold U.S. Inc. (“BGUS”).
     For the third quarter of fiscal 2007, metal sales attributable to our royalty at the Pipeline Mining Complex were 111,396 ounces of gold, providing $4.9 million in royalty revenue (including $377,000 of minority interest). This compares to metal sales of 98,802 ounces of gold, providing $3.2 million in royalty revenue to Royal Gold, for the same quarter in fiscal 2006.
     The average gold price during the third quarter was $650 per ounce compared to $554 per ounce for the same quarter of fiscal 2006, resulting in a GSR1 royalty rate of 5.0% for both time periods.
Bald Mountain (White Pine County, Nevada)
     Royal Gold holds a sliding-scale NSR royalty that covers a portion of the Bald Mountain mine, operated by BGUS. For the third quarter, the Company’s royalty rate was at 1.75%.
     During the third quarter of fiscal 2007, metal sales related to our royalty at the Bald Mountain mine were 13,459 ounces of gold, providing about $110,000 in royalty revenue. This compares with metal sales of 35,297 ounces of gold, providing about $428,000 in royalty revenue to Royal Gold, for the same quarter in fiscal 2006.
Mulatos (Sonora, Mexico)
     Royal Gold holds a sliding-scale NSR royalty at Mulatos, an open pit, heap leach gold mine, owned and operated by Minas de Oro Nacional, S.A. de C.V., a subsidiary of Alamos Gold Inc. The sliding-scale ranges from 0.30%, at an average quarterly gold price of $299.99 per ounce or below, up to a maximum of 1.5% when the price of gold averages $400 per ounce or higher. The royalty is capped at two million ounces of gold production.
     During the third quarter of fiscal 2007, estimated metal sales related to our royalty at the Mulatos mine were 26,759 ounces of gold providing about $266,000 in royalty revenue to the

Company. Due to the mid-year fiscal 2006 acquisition date, a quarter-to-quarter comparison is not available.
Robinson (White Pine County, Nevada)
     Royal Gold holds a 3.0% NSR royalty on the Robinson mine, an open pit copper mine with significant gold credits. The operator is Robinson Nevada Mine Company, a subsidiary of Quadra Mining Ltd.
     For the third quarter of fiscal 2007, the Robinson mine produced 36.6 million pounds of copper and had metal sales related to our royalty of 31,040 ounces of gold. Royal Gold received royalty revenue of approximately $2.7 million for the quarter. At Robinson, revenues consist of provisional payments for concentrates produced during the current period and final settlements for prior production periods. Due to the mid-year fiscal 2006 acquisition date, a quarter-to-quarter comparison is not available.
Troy Mine (Lincoln County, Montana)
     Royal Gold holds a 7.0% GSR royalty that covers the Troy underground mine operated by Revett Silver Company, a subsidiary of Revett Minerals Inc. This 7.0% GSR royalty extends until either cumulative production reaches approximately 9.9 million ounces of silver and 84.6 million pounds of copper, or Royal Gold receives $10.5 million in cumulative payments, whichever occurs first. As of March 31, 2007, the Company has received approximately $4.3 million in cumulative payments from the Troy mine.
     Royal Gold also holds a perpetual GSR royalty that begins at 6.1% on any production in excess of 11.0 million ounces of silver and 94.1 million pounds of copper. This 6.1% GSR steps down to a perpetual 2.0% GSR royalty after cumulative production exceeds 12.7 million ounces of silver and 108.2 million pounds of copper.
     During the third quarter of fiscal 2007, the metal sales attributable to our royalty at Troy were 302,173 ounces of silver and approximately 2.9 million pounds of copper providing about $820,000 in royalty revenue. This compares with metal sales of 225,580 ounces of silver and approximately 1.8 million pounds of copper, providing about $432,000 in royalty revenue for the same quarter in fiscal 2006.

Martha (Santa Cruz Province, Argentina)
     The Company holds a 2.0% NSR royalty on the Martha silver mine operated by Coeur Argentina S.R.L., a subsidiary of Coeur d’Alene Mines Corporation. During the third quarter of fiscal 2007, metal sales attributable to our royalty at Martha were approximately 700,000 ounces of silver providing about $180,000 in royalty revenue. This compares with metal sales of approximately 750,000 ounces of silver, providing about $145,000 in royalty revenue for the same quarter in fiscal 2006.
DEVELOPMENT PROPERTIES
Taparko-Bouroum Project (Burkina Faso, West Africa)
     Royal Gold holds two initial concurrent production payments, both equivalent to GSR royalties, and two subsequent GSR royalties at the Taparko-Bouroum project, an open pit gold operation. The project, operated by a subsidiary of High River Gold Mines Ltd. (“High River”), is in the final stages of construction. Based upon estimates from the operator, Royal Gold expects to begin receiving royalty revenue in the third quarter of calendar 2007.
     The first GSR-equivalent royalty (“TB-GSR1”) is fixed at a rate of 15.0%. The second GSR-equivalent royalty (“TB-GSR2”) pays out at a rate of 4.3% when the average monthly gold price ranges between $385 and $430 per ounce, and changes to a sliding-scale royalty when the average monthly gold price is outside of this range. The calculated rate, expressed as a percentage, is determined by dividing the average monthly gold price by 100 for gold prices above $430 per ounce, or by dividing the average monthly gold price by 90 for gold prices below $385 per ounce (e.g., a $650 per ounce gold price results in a rate of 650/100 = 6.5%). Both TB-GSR1 and TB-GSR2 continue until either production reaches 804,420 ounces of gold, or payments totaling $35 million under TB-GSR1 are received by Royal Gold, whichever comes first.
     The two subsequent royalties consist of a 2.0% GSR perpetual royalty (“TB-GSR3”), applicable to gold production from defined portions of the Taparko-Bouroum project area, and a 0.75% GSR milling royalty (“TB-MR1”). The TB-MR1 royalty applies to ore that is mined outside of the defined area of the Taparko-Bouroum project that is processed through the

Taparko facilities up to a maximum of 1.1 million tons per year. Both the TB-GSR3 and TB-MR1 royalties commence once TB-GSR1 and TB-GSR2, described earlier, have ceased.
     High River has informed the Company that it anticipates production of approximately 62,000 ounces of gold for calendar 2007 that are subject to the Company’s royalty interests.
Peñasquito Project (State of Zacatecas, Mexico)
     Royal Gold holds a 2.0% NSR royalty on the Peñasquito project under development by Goldcorp Inc. According to the operator, production is expected to commence in the second half of calendar 2008. On April 27, 2007, Royal Gold exercised its right to acquire the additional NSR royalties ranging from 1.0% to 2.0% on a number of properties in the region, at no additional cost to Royal Gold.
Pascua-Lama Project (Argentina/Chile border)
     Royal Gold holds a 0.16% to 1.08% sliding-scale NSR royalty on the Pascua-Lama project owned by Compania Minera Nevada Ltd. and Barrick Exploraciones Argentina S.A., subsidiaries of Barrick. Barrick is targeting production in calendar 2010.
Gold Hill Deposit (Nye County, Nevada)
     Royal Gold holds a 1.0% to 2.0% sliding-scale NSR royalty on the Gold Hill deposit which is controlled by Round Mountain Gold Corporation (“RMGC”), a joint venture between Kinross Gold Corporation, the operator, and Barrick. Production is expected to commence when permitting is completed and equipment from the Round Mountain pit expansion becomes available.
Royalty Definitions
     The Company’s royalty portfolio contains several different types of royalties which are defined as follows:
Gross Smelter Return (“GSR”) Royalty — a defined percentage of the gross revenue from a resource extraction operation, with no deduction for any costs paid by or charged to the operator.

Net Smelter Return (“NSR”) Royalty — a defined percentage of the gross revenue from a resource extraction operation, less a proportionate share of incidental transportation, insurance, refining and smelting costs.
Net Value Royalty (“NVR) — a percentage of the gross revenue from a resource extraction operation less certain contract-defined costs.
Royalty — the right to receive a percentage or other denomination of mineral production from a mining operation.
     Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metal royalty interests. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s web page is located at www.royalgold.com.
Note: Management’s conference call reviewing the third quarter of fiscal 2007 will be held today at 10:00 a.m. Mountain Time (noon Eastern Time) and is available by calling (800) 603-2779 or (706) 634-7230. The call will be simultaneously broadcast on the Company’s web site at www.royalgold.com under the “Presentations” section. A replay of this web cast will be available on the Company’s web site approximately two hours after the call ends. Audio replays will also be available about two hours after the call ends through May 10, 2007, by dialing (800) 642-1687 or (706) 645-9291, access # 6144436.
Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding the impact of new royalty acquisitions and long-term shareholder value, future revenue growth, the ability to fund acquisitions, our evaluation of the financial statement impact of the full consolidation of the partnership that owns the NVR1 royalty at Pipeline, the sliding-scale features of our royalty structure at the Pipeline Mining Complex, Bald Mountain, Mulatos, Taparko, Gold Hill, and Pascua-Lama, construction completion and commencement of royalty revenue at Taparko, continued ramp up in production at the Leeville and Troy projects, and changes in production estimates and commencement of production from the operators of certain properties. Like any royalty acquisition on a non-producing or not yet in development project, the Taparko, Peñasquito and Pascua-Lama projects are subject to certain risks, such as the ability of the operator to bring the project into production and operate in accordance with the feasibility study and the ability of Royal Gold to make accurate assumptions regarding valuation and timing and amount of royalty payments. In addition, the acquired royalty interest and the project are subject to risks associated with conducting business in a foreign country, including application of foreign laws to contract and other disputes, foreign environmental laws and enforcement and uncertain political and economic environments. Factors that could cause actual results to differ materially from projections include, among others, precious metals prices, decisions and activities of the operators of our royalty properties, unanticipated grade, geological, metallurgical, processing or other problems the operators of the mining properties may encounter, changes in project parameters as plans continue to be refined, results of current or planned exploration activities, management’s ability to increase our cash flow, revenues and margins, future interpretations and complexity under FIN 46R and SAB 108 and related accounting rules and interpretations of such rules in relation to the partnership that holds the NVR1 royalty and otherwise, and economic and market conditions, as well as other factors described elsewhere in this press release and in our Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.
*Free Cash Flow: The Company discloses information on free cash flow and free cash flow as a percentage of revenues in its reporting. The Company defines free cash flow as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets less minority interest in income of consolidated subsidiary. While we believe free cash flow is a useful measure of the Company’s performance, we also want to advise that this is not a measure recognized by generally accepted accounting principles. See Schedule A, attached to this press release.

ROYAL GOLD, INC.
Consolidated Balance Sheets
(Unaudited)

	March 31,	June 30,
	2007	2006
Current assets
Cash and equivalents	$19,167,669	$78,449,383
Royalty receivables	8,223,143	5,962,053
Income taxes receivable	762,804	—
Deferred tax assets	79,944	131,621
Prepaid expenses and other	221,750	155,908

Total current assets	28,455,310	84,698,965
Royalty interests in mineral properties, net	217,251,641	84,589,569
Inventory – restricted	10,490,330	—
Restricted cash – compensating balance	15,750,000	—
Available for sale securities	1,756,137	1,988,443
Deferred tax assets	1,035,907	495,018
Note receivable – Battle Mountain Gold Exploration	13,927,239	—
Other assets	1,681,126	487,826

Total assets	$290,347,690	$172,259,821

Current liabilities
Accounts payable	$3,707,360	$1,075,644
Income taxes payable	—	334,767
Dividend payable	1,579,455	1,300,623
Accrued compensation	187,500	375,000
Other	226,501	237,482

Total current liabilities	5,700,816	3,323,516

Deferred tax liabilities	6,382,102	7,178,907
Revolving credit facility payable	60,000,000	—
Note payable	15,750,000	—
Other long-term liabilities	77,949	97,749

Total Liabilities	87,910,867	10,600,172

Commitments and contingencies
Minority interest in subsidiary	10,571,436	—
Stockholders’ equity
Common stock, $.01 par value, authorized 40,000,000 shares; and issued 24,429,141 and 23,816,640 shares, respectively	244,291	238,165
Additional paid-in capital	187,239,971	166,459,671
Accumulated other comprehensive income	303,950	498,462
Accumulated earnings (deficit)	5,174,047	(4,439,777)
Treasury stock, at cost (229,224 shares)	(1,096,872)	(1,096,872)

Total stockholders’ equity	191,865,387	161,659,649

Total liabilities and stockholders’ equity	$290,347,690	$172,259,821

See Schedule A

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited)

	For The Three Months Ended
	March 31,	March 31,
	2007	2006
Royalty revenues	$11,208,556	$5,760,750

Costs and expenses
Costs of operations	711,765	475,682
General and administrative	1,565,296	1,325,572
Exploration and business development	679,229	1,210,452
Depreciation, depletion and amortization	2,561,551	1,006,467

Total costs and expenses	5,517,841	4,018,173

Operating income	5,690,715	1,742,577

Interest and other income	457,370	815,692
Interest and other expense	(670,186)	(61,537)

Income before income taxes	5,477,899	2,496,732

Current tax expense	(1,891,040)	(976,681)
Deferred tax benefit	205,275	299,088
Minority interest in income of consolidated subsidiary	(353,519)	—

Net income	$3,438,615	$1,819,139

Adjustments to comprehensive income
Unrealized change in market value of available for sale	(83,075)	576,114

Comprehensive income	$3,355,540	$2,395,253

Basic earnings per share	$0.14	$0.08

Basic weighted average shares outstanding	24,042,235	23,522,539

Diluted earnings per share	$0.14	$0.08

Diluted weighted average shares outstanding	24,264,254	23,810,698
See Schedule A

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited)

	For The Nine Months Ended
	March 31,	March 31,
	2007	2006
Royalty revenues	$33,992,487	$20,163,677

Costs and expenses
Costs of operations	2,279,891	1,582,889
General and administrative	4,231,217	3,933,077
Exploration and business development	1,570,400	2,671,702
Depreciation, depletion, and amortization	5,750,412	2,934,936

Total costs and expenses	13,831,920	11,122,604

Operating income	20,160,567	9,041,073

Interest and other income	2,382,926	2,269,347
Interest and other expense	(801,881)	(116,315)

Income before income taxes	21,741,612	11,194,105

Current tax expense	(7,811,113)	(4,331,408)
Deferred tax benefit	1,167,177	921,168
Minority interest in income of consolidated subsidiary	(1,063,272)	—

Net income	$14,034,404	$7,783,865

Adjustments to comprehensive income
Unrealized change in market value of available for sale securities, net of tax	(194,512)	801,268

Comprehensive income	$13,839,892	$8,585,133

Basic earnings per share	$0.59	$0.34

Basic weighted average shares outstanding	23,653,946	22,635,447

Diluted earnings per share	$0.59	$0.34

Diluted weighted average shares outstanding	23,889,933	22,909,476
See Schedule A

ROYAL GOLD, INC.
Consolidated Statements of Cash Flows
(Unaudited)

	For The Nine Months Ended
	March 31,	March 31,
	2007	2006
Cash flows from operating activities:
Net income	$14,034,404	$7,783,865
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	5,750,412	2,934,936
Deferred tax benefit	(1,167,177)	(921,168)
Non-cash employee stock option compensation expense	1,724,753	2,008,584
Tax benefit of stock-based compensation exercises	(96,914)	(890,695)

Changes in assets and liabilities:
Royalty receivables	(2,261,090)	1,871,633
Prepaid expenses and other assets	(645,061)	(239,871)
Accounts payable	2,646,331	1,277,706
Income taxes (receivable) payable	(1,000,657)	704,597
Accrued liabilities and other current liabilities	(198,481)	(15,822)
Other long-term liabilities	(19,800)	(19,800)

Net cash provided by operating activities	18,766,720	14,493,966

Cash flows from investing activities:
Capital expenditures for property and equipment	(268,278)	(9,618)
Acquisition of royalty interests in mineral properties	(119,735,721)	(39,039,035)
Note receivable – Battle Mountain Gold Exploration	(13,927,239)	—
Restricted cash – compensating balance	(15,750,000)	—
Purchase of available for sale securities	(81,045)	(204,715)

Net cash used in investing activities	(149,762,283)	(39,253,368)

Cash flows from financing activities:
Tax benefit of stock-based compensation exercises	96,914	890,695
Debt issuance costs	(460,865)	(81,857)
Revolving credit facility payable	60,000,000	—
Note payable	15,750,000	—
Dividends paid	(4,141,748)	(3,509,885)
Net proceeds from issuance of common stock	469,548	58,530,349

Net cash provided by financing activities	71,713,849	55,829,302

Net (decrease) increase in cash and equivalents	(59,281,714)	31,069,899

Cash and equivalents at beginning of period	78,449,383	48,840,371

Cash and equivalents at end of period	$19,167,669	$79,910,270

Supplemental cash flow information:
Cash paid during the period for:
Income taxes	$8,811,770	$3,642,212

Interest	$510,684	$—

Non-cash financing activities:
Acquisition of royalty interest in mineral property	$18,495,211	$—

See Schedule A

SCHEDULE A
Consolidation of Partnership
In connection with the preparation of its financial statements for the quarter ended March 31, 2007, the Company determined that the partnership that owns the NVR1 royalty at Pipeline, and in which we hold a 31.6% economic interest, should have been fully consolidated since December 31, 2003 rather than consolidated based on the Company’s proportional interest in the partnership. Commencing with fiscal 2007, the Company is fully consolidating the partnership. The Company determined that the effect of proportionately, rather than fully, consolidating the partnership was not material to any previously issued financial statements and would not have changed the Company’s proportionate share of earnings from the Partnership nor would it have changed the Company’s consolidated earnings or shareholders’ equity for any previous periods. For additional information, see Note 12 to the Company’s Form 10-Q for the period ended March 31, 2007.
Non-GAAP Financial Measures
The Company computes and discloses free cash flow and free cash flow as a percentage of revenues. Free cash flow is a non-GAAP financial measure. Free cash flow is defined by the Company as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets, less minority interest in income of consolidated subsidiary. Management believes that free cash flow and free cash flow as a percentage of revenues are useful measures of performance of our royalty portfolio. Free cash flow identifies the cash generated in a given period that will be available to fund the Company’s future operations, growth opportunities, and shareholder dividends. Free cash flow, as defined, is most directly comparable to operating income in the Statements of Operations. Below is the reconciliation to operating income:

	For The Three Months Ended		For The Nine Months Ended
	March 31,	March 31,	March 31,	March 31,
	2007	2006	2007	2006
Operating income	$5,690,715	$1,742,577	$20,160,567	$9,041,073
Depreciation, depletion and amortization	2,561,551	1,006,467	5,750,412	2,934,936
Non-cash employee stock compensation expense	402,232	695,758	1,724,753	2,008,584
Minority interest in income of consolidated subsidiary	(353,519)	—	(1,063,272)	—

Free cash flow	$8,300,979	$3,444,802	$26,572,460	$13,984,593